CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.950% Senior Unsecured Notes due 2020	$500,000,000.00	99.893%	$499,465,000.00	$62,183.39
2.625% Senior Unsecured Notes due 2025	$750,000,000.00	99.983%	$749,872,500.00	$93,359.13
2.900% Senior Unsecured Notes due 2028	$1,500,000,000.00	99.881%	$1,498,215,000.00	$186,527.77
3.400% Senior Unsecured Notes due 2038	$1,000,000,000.00	99.703%	$997,030,000.00	$124,130.24
3.500% Senior Unsecured Notes due 2048	$750,000,000.00	99.623%	$747,172,500.00	$93,022.98
Total:				$559,223.50

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
File number 333-216285

Prospectus Supplement

(to Prospectus dated February 27, 2017)

$500,000,000 1.950% Notes due 2020

$750,000,000 2.625% Notes due 2025

$1,500,000,000 2.900% Notes due 2028

$1,000,000,000 3.400% Notes due 2038

$750,000,000 3.500% Notes due 2048

We will pay interest on the 1.950% notes due 2020 on November 10 and May 10 of each year, beginning on May 10, 2018, and will pay interest on the 2.625% notes due 2025, the 2.900% notes due 2028, the 3.400% notes due 2038 and the 3.500% notes due 2048 on January 15 and July 15 of each year, beginning on July 15, 2018.

The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes will be issued in minimum denominations of $2,000 and additional increments of $1,000. We may redeem some or all of the notes at any time, and from time to time, at the redemption prices described in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” on page S-4 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds to Us, Before Expenses
Per 1.950% note due 2020	99.893%	0.150%	99.743%
Total	$499,465,000	$750,000	$498,715,000
Per 2.625% note due 2025	99.983%	0.350%	99.633%
Total	$749,872,500	$2,625,000	$747,247,500
Per 2.900% note due 2028	99.881%	0.400%	99.481%
Total	$1,498,215,000	$6,000,000	$1,492,215,000
Per 3.400% note due 2038	99.703%	0.750%	98.953%
Total	$997,030,000	$7,500,000	$989,530,000
Per 3.500% note due 2048	99.623%	0.750%	98.873%
Total	$747,172,500	$5,625,000	$741,547,500

(1)	Plus accrued interest, if any, from November 10, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its direct participants, including Clearstream Banking, Société Anonyme and the Euroclear Bank S.A./N.V., against payment therefor in New York, New York on or about November 10, 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC	J.P. Morgan

Citigroup	Deutsche Bank Securities

Senior Co-Managers

BNP PARIBAS	HSBC	NatWest Markets	The Williams Capital Group, L.P.

Co-Managers

ING	MUFG	RBC Capital Markets
Santander	UBS Investment Bank	UniCredit Capital Markets

The date of this prospectus supplement is November 8, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any different or inconsistent information, you should not rely on it.

We and the underwriters are offering to sell the notes only in jurisdictions where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated February 27, 2017, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes. Both the prospectus supplement and the accompanying prospectus also incorporate by reference documents that are described under “Where You Can Find More Information” in each of the prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

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References in this prospectus supplement to “Johnson & Johnson,” the “Company,” “we,” “us” and “our” and all similar references are to Johnson & Johnson and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of the Notes” and related summary sections of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to “we,” “us” and “our” refer only to Johnson  & Johnson, the parent company, and not to any of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates,” “intends” and other words of similar meaning in conjunction with, among other things, discussions of: future operating results, financial performance and liquidity; impact of planned acquisitions and dispositions; impact and timing of restructuring initiatives including associated cost savings and other benefits; strategy for growth; product development activities including planned research and clinical trials; regulatory filings and approvals; market position; investment and expenditures; and impact of potential and actual changes in tax and other laws and public policy.

Because forward-looking statements are based on current beliefs, expectations and assumptions regarding future events, they are subject to uncertainties, risks and changes that are difficult to predict and many of which are outside of the Company’s control. Investors should realize that if underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, the Company’s actual results and financial condition could vary materially from expectations and projections expressed or implied in its forward-looking statements. Investors are therefore cautioned not to rely on these forward-looking statements. Risks and uncertainties include, but are not limited to:

Risks Related to Product Development, Market Success and Competition

•	Challenges and uncertainties inherent in innovation and development of new and improved products and technologies on which the Company’s continued growth and success depend, including uncertainty of clinical outcomes, obtaining regulatory approvals, health plan coverage and customer access, and initial and continued commercial success;

•	Challenges to the Company’s ability to obtain and protect adequate patent and other intellectual property rights for new and existing products and technologies in the United States and other important markets;

•	The impact of patent expirations, typically followed by the introduction of competing biosimilars and generics and resulting revenue and market share losses;

•	Increasingly aggressive and frequent challenges to the Company’s patents by competitors and others seeking to launch competing generic, biosimilar or other products, potentially resulting in loss of market exclusivity and rapid decline in sales for the relevant product;

•	Competition in research and development of new and improved products, processes and technologies, which can result in product and process obsolescence;

•	Competition to reach agreement with third parties for collaboration, licensing, development and marketing agreements for products and technologies;

S-ii

•	Competition on the basis of cost-effectiveness, product performance, technological advances and patents attained by competitors; and

•	Allegations that the Company’s products infringe the patents and other intellectual property rights of third parties, which could adversely affect the Company’s ability to sell the products in question and require the payment of money damages and future royalties.

Risks Related to Product Liability, Litigation and Regulatory Activity

•	Product efficacy or safety concerns, whether or not based on scientific evidence, potentially resulting in product withdrawals, recalls, regulatory action on the part of the United States Food and Drug Administration (or international counterparts), declining sales and reputational damage;

•	Impact of significant litigation or government action adverse to the Company, including product liability claims;

•	Increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions, which carry the risk of significant civil and criminal penalties, including, but not limited to, debarment from government business;

•	Failure to meet compliance obligations in the McNEIL-PPC, Inc. Consent Decree or the Corporate Integrity Agreements of the Johnson & Johnson Pharmaceutical Affiliates, or any other compliance agreements with governments or government agencies, which could result in significant sanctions;

•	Potential changes to applicable laws and regulations affecting United States and international operations, including relating to: approval of new products; licensing and patent rights; sales and promotion of health care products; access to, and reimbursement and pricing for, health care products and services; environmental protection and sourcing of raw materials;

•	Changes in tax laws or regulations, increasing audit scrutiny by tax authorities around the world and exposures to additional tax liabilities potentially in excess of existing reserves or requiring new reserves; and

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board and the Securities and Exchange Commission.

Risks Related to the Company’s Strategic Initiatives and Health Care Market Trends

•	Pricing pressures resulting from trends toward health care cost containment, including the continued consolidation among health care providers, trends toward managed care and the shift toward governments increasingly becoming the primary payers of health care expenses;

•	Restricted spending patterns of individual, institutional and governmental purchasers of health care products and services due to economic hardship and budgetary constraints;

•	Challenges to the Company’s ability to realize its strategy for growth including through externally sourced innovations, such as development collaborations, strategic acquisitions, licensing and marketing agreements, and the potential heightened costs of any such external arrangements due to competitive pressures;

•	The potential that the expected strategic benefits and opportunities from any planned or completed acquisition or divestiture by the Company, including the acquisition of Actelion Ltd., may not be realized or may take longer to realize than expected; and

•	The potential that the expected benefits and opportunities related to the restructuring actions in the Medical Device segment may not be realized or may take longer to realize than expected, including due to any required consultation procedures relating to restructuring of workforce.

S-iii

Risks Related to Economic Conditions, Financial Markets and Operating Internationally

•	Impact of inflation and fluctuations in interest rates and currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	Potential changes in export/import and trade laws, regulations and policies of the United States, United Kingdom and other countries, including any increased trade restrictions and potential drug reimportation legislation;

•	The impact on international operations from financial instability in international economies, sovereign risk, possible imposition of governmental controls and restrictive economic policies, and unstable international governments and legal systems;

•	Global climate changes, extreme weather and natural disasters that could affect demand for the Company’s products and services, cause disruptions in manufacturing and distribution networks, alter the availability of goods and services within the supply chain, and affect the overall design and integrity of the Company’s products and operations; and

•	The impact of armed conflicts and terrorist attacks in the U.S. and other parts of the world including social and economic disruptions and instability of financial and other markets.

Risks Related to Supply Chain and Operations

•	Difficulties and delays in manufacturing, internally or within the supply chain, that may lead to voluntary or involuntary business interruptions or shutdowns, product shortages, withdrawals or suspensions of products from the market, and potential regulatory action;

•	Interruptions and breaches of the Company’s information technology systems, and those of the Company’s vendors, potentially resulting in reputational, competitive, operational or other business harm as well as financial costs and regulatory action; and

•	Reliance on global supply chains and production and distribution processes that are complex and subject to increasing regulatory requirements that may adversely affect supply, sourcing and pricing of materials used in the Company’s products.

Investors also should carefully read the Risk Factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 for a description of certain risks that could, among other things, cause our actual results to differ materially from those expressed in our forward-looking statements. Investors should understand that it is not possible to identify or predict all such factors and should not consider the risks described above and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 to be a complete statement of all potential risks and uncertainties. We do not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments.

S-iv

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the notes; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual report on Form 10-K for the fiscal year ended January 1, 2017;

•	Quarterly reports on Form 10-Q for the quarters ended April 2, 2017, July 2, 2017 and October 1, 2017;

•	All information in our proxy statement filed on March 15, 2017, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended January 1, 2017; and

•	Current reports on Form 8-K filed on February 1, 2017, March 3, 2017, May 1, 2017, June 16, 2017 (and the corresponding 8-K/A filed August 29, 2017) and October 2, 2017.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary’s Office

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

(732) 524-2455

S-v

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein, as described under “Where You Can Find More Information.”

Johnson & Johnson

We have approximately 126,400 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, which has more than 230 operating companies conducting business in virtually all countries of the world. Our primary focus has been on products related to human health and well-being.

Johnson & Johnson was incorporated in the State of New Jersey in 1887. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information.”

Issuer	Johnson & Johnson

Securities offered	$500,000,000 1.950% notes due 2020

$750,000,000 2.625% notes due 2025

$1,500,000,000 2.900% notes due 2028

$1,000,000,000 3.400% notes due 2038

$750,000,000 3.500% notes due 2048

Issue Date	November 10, 2017

Maturity Date	November 10, 2020 for the 1.950% notes due 2020

January 15, 2025 for the 2.625% notes due 2025

January 15, 2028 for the 2.900% notes due 2028

January 15, 2038 for the 3.400% notes due 2038

January 15, 2048 for the 3.500% notes due 2048

Interest rate	1.950% per annum for the 2020 notes

2.625% per annum for the 2025 notes

2.900% per annum for the 2028 notes

3.400% per annum for the 2038 notes

3.500% per annum for the 2048 notes

Interest payment dates	Interest on the 1.950% notes due 2020 will accrue from November 10, 2017 and is payable on November 10 and May 10 of each year, beginning on May 10, 2018.

Interest on the 2.625% notes due 2025 will accrue from November 10, 2017 and is payable on January 15 and July 15 of each year, beginning on July 15, 2018.

Interest on the 2.900% notes due 2028 will accrue from November 10, 2017 and is payable on January 15 and July 15 of each year, beginning on July 15, 2018.

Interest on the 3.400% notes due 2038 will accrue from November 10, 2017 and is payable on January 15 and July 15 of each year, beginning on July 15, 2018.

Interest on the 3.500% notes due 2048 will accrue from November 10, 2017 and is payable on January 15 and July 15 of each year, beginning on July 15, 2018.

Optional redemption	Prior to (i) with respect to the 1.950% notes due 2020, the maturity date of such notes, (ii) with respect to the 2.625% notes due 2025, November 15, 2024 (two months prior to the maturity date of such notes), (iii) with respect to the 2.900% notes due 2028, October 15, 2027 (three months prior to the maturity date of such notes), (iv) with respect to the 3.400% notes due 2038, July 15, 2037 (six months prior to the maturity date of such notes) and (v) with respect to the 3.500% notes due 2048, July 15, 2047 (six months prior to the maturity date of such notes), such series of notes may be redeemed at our option, at any time in whole or from time to time in part, at the applicable redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

On or after (i) with respect to the 2.625% notes due 2025, November 15, 2024 (two months prior to the maturity date of such notes), (ii) with respect to the 2.900% notes due 2028, October 15, 2027 (three months prior to the maturity date of such notes), (iii) with respect to the 3.400% notes due 2038, July 15, 2037 (six months prior to the maturity date of such notes) and (iv) with respect to the 3.500% notes due 2048, July 15, 2047 (six months prior to the maturity date of such notes), such series of notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

Further issuances	We may issue additional notes of any series in an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Trading	The notes are new issuances of securities with no established trading market. The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Before purchasing the notes, you should consider carefully the information described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017. You should also carefully consider the information described under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. You should realize that the Company faces a number of risks and uncertainties that are difficult to predict and many of which are outside the Company’s control, and if known or unknown risks or uncertainties materialize, the Company’s business, results of operations or financial condition could be adversely affected. See “Where You Can Find More Information.”

Risks Relating to the Offering

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur additional indebtedness;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes will be unsecured and therefore will effectively be subordinated to any secured debt we may incur in the future.

The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

Active trading markets for the notes may not develop.

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

USE OF PROCEEDS

We intend to use the net proceeds of the offering of notes for general corporate purposes, including the payment of outstanding commercial paper. As of October 1, 2017, we had approximately $6.7 billion of commercial paper outstanding with a weighted average interest rate of 1.1330% and a weighted maturity of 53 days.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes on income and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt discount and an appropriate interest factor on operating leases.

	Nine Months Ended October 1, 2017	Fiscal Year Ended,
		January 1, 2017	January 3, 2016	December 28, 2014	December 29, 2013	December 30, 2012
Ratio of Earnings to Fixed Charges	18.85	22.00	26.16	27.83	22.70	18.69

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made.

General

The notes offered hereby will be our unsecured obligations and will be issued under an Indenture dated as of September 15, 1987, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 and a Second Supplemental Indenture to be dated as of November 9, 2017 (the “Indenture”). The 1.950% notes due 2020, the 2.625% notes due 2025, the 2.900% notes due 2028, the 3.400% notes due 2038 and the 3.500% notes due 2048 are sometimes respectively referred to herein as the “2020 notes,” the “2025 notes,” the “2028 notes,” the “2038 notes” and the “2048 notes,” respectively. The 2020 notes, the 2025 notes, the 2028 notes, the 2038 notes and the 2048 notes are sometimes collectively referred to herein as the “notes.”

The 1.950% notes due 2020 will mature on November 10, 2020, the 2.625% notes due 2025 will mature on January 15, 2025, the 2.900% notes due 2028 will mature on January 15, 2028, the 3.400% notes due 2038 will mature on January 15, 2038 and the 3.500% notes due 2048 will mature on January 15, 2048.

The notes will be entitled to the benefits of our covenants described under the caption “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Notes will be issued in minimum denominations of $2,000 and additional increments of $1,000. The notes do not have the benefit of a sinking fund.

Interest on the Notes

The notes will bear interest from November 10, 2017, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the 2020 notes will be payable semiannually on November 10 and May 10 of each year (each such date an “interest payment date” with respect to the 2020 notes), beginning May 10, 2018, to the holders of the 2020 notes at the close of business on the applicable record date, which is the October 27 or April 26 next preceding such interest payment date.

Interest on the 2025 notes, 2028 notes, 2038 notes and 2048 notes will be payable semiannually on January 15 and July 15 of each year (each such date an “interest payment date” with respect to the 2025 notes, 2028 notes, 2038 notes and 2048 notes), beginning July 15, 2018, to the holders of the 2025 notes, 2028 notes, 2038 notes and 2048 notes at the close of business on the applicable record date, which is the January 1 or July 1 next preceding such interest payment date.

The 2020 notes will bear interest at the rate of 1.950% per annum, the 2025 notes will bear interest at a rate of 2.625% per annum, the 2028 notes will bear interest at a rate of 2.900% per annum, the 2038 notes will bear interest at a rate of 3.400% per annum and the 2048 notes will bear interest at a rate of 3.500% per annum. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

We may, at our option, redeem the 2020 notes at any time prior to maturity and the 2025 notes, the 2028 notes, the 2038 notes or the 2048 notes at any time prior to the applicable Par Call Date, either in whole or in part, upon at least 15 days, but not more than 60 days, prior notice given by mail to the registered address of each holder of the notes to be redeemed. If we elect to redeem the notes, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed on the redemption date; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 7.5 basis points, in the case of the 2020 notes, 7.5 basis points, in the case of the 2025 notes, 10 basis points, in the case of the 2028 notes, 10 basis points, in the case of the 2038 notes and 15 basis points, in the case of the 2048 notes.

At any time on or after the applicable Par Call Date, we may redeem the 2025 notes, the 2028 notes, the 2038 notes and the 2048 notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, we will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective successors as may be appointed from time to time by us; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Par Call Date” means (i) November 15, 2024 (two months prior to the maturity date of such notes), in the case of the 2025 notes, (ii) October 15, 2027 (three months prior to the maturity date of such notes), in the case of the 2028 notes, (iii) July 15, 2037 (six months prior to the maturity date of such notes), in the case of the 2038 notes, and (iv) July 15, 2047 (six months prior to the maturity date of such notes), in the case of the 2048 notes.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of their respective successors and any other primary treasury dealers selected by us.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming that such notes matured on the applicable Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

A partial redemption of the notes of a series may be effected by such method as the Trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of such series of a denomination larger than the minimum authorized denomination for the notes. If less than all of the notes of such series are to be redeemed, the notes of a series to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate and in accordance with applicable depository procedures.

Notice of any redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by us in our sole discretion). Once notice of redemption is delivered, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to conditions precedent, if any, that we specify in the notice of redemption.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption. On or before the redemption date, we will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

Further Issues

We may from time to time, without notice to, or the consent of, the registered holders of any series of notes, create and issue further notes equal in rank with any series of the notes offered by this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the applicable existing series of notes and will have the same terms as to status, redemption or otherwise as that existing series of notes.

Book-Entry System

The notes of each series will be issued in fully registered form and will be represented by a global certificate or certificates (the “Global Security”) registered in the name of a nominee of The Depository Trust Company (“DTC” or the “Depositary”). The Global Securities representing the notes of each series will be deposited with, or on behalf of, the Depositary. Investors may elect to hold interests in the Global Security through the Depositary, Clearstream Banking, Société Anonyme, which we refer to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear, which we refer to in such capacities as the “U.S. Depositaries.” The notes will not be exchangeable for certificates issued in definitive, registered form (“Certificated Notes”) at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which we refer to as “Clearstream, Luxembourg Customers,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg Customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary of Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Security.

The Euroclear Operator advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

The Euroclear Operator advises that, under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Purchases of notes under the DTC system must be made by or through Direct Participants. Upon the issuance by us of the notes, DTC will credit, on its book-entry system, the respective principal amounts of the notes to the accounts of Participants. The accounts to be credited shall be designated by the underwriters. The ownership interest of each actual purchaser of each note (a “Beneficial Owner”) will be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except as set forth below. To facilitate subsequent transfers, all notes deposited by Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes for all purposes under the Indenture. Except as provided below, Beneficial Owners of the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for individual certificates evidencing the notes represented thereby, the Global Security may not be transferred except as a whole by the Depositary for the Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

We expect that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to notes. We have been advised that the Depositary’s usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on such record date (identified in a listing attached to the omnibus proxy).

Until the notes are paid or payment thereof is duly provided for, we will, at all times, maintain a paying agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. We have appointed the Trustee as Paying Agent. The office of the Paying Agent in The City of New York for all purposes relating to the notes is located at the date hereof at 101 Barclay Street, New York, New York 10286.

Payments of principal of and interest, if any, on the notes registered in the name of the Depositary or its nominee will be made by us through the Paying Agent to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the Trustee, any Paying Agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised that the Depositary will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in the Global Security as shown on the records of the Depositary. We have been advised that the Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date. We expect that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

If the Depositary with respect to the Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the notes represented by such Global Security. In addition, we may at any time and in our sole discretion determine not to use the Depositary’s book-entry system, and, in such event, we will issue Certificated Notes in exchange for the notes represented by such Global Security.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the notes by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering at the price set forth on the cover page and you hold your notes as capital assets (that is, for investment purposes).

•	This discussion does not address all U.S. federal income tax considerations that may be relevant to you in light of your personal investment circumstances or to certain categories of investors that may be subject to special rules under U.S. federal income tax law, such as:

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or foreign currencies;

•	persons holding the notes as part of a hedge, straddle or conversion transaction or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

•	The discussion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as currently in effect, changes to any of which may change the tax treatment of the notes described herein, possibly with a retroactive effect.

•	The discussion does not cover any tax consequences arising under U.S. federal gift, estate or alternative minimum tax laws or the Medicare tax on net investment income, or under the laws of any state, local or foreign jurisdiction.

•	The discussion is based in part on our determination that there is no more than a remote likelihood that we would exercise our right to redeem the notes in circumstances where the amount that we would have to pay in redemption based on the sum of the present values of the remaining scheduled payments of interest and principal on the notes exceeded the principal amount of the notes, plus accrued interest thereon on the date of redemption. Our determination is binding on holders of the notes unless a holder discloses to the Internal Revenue Service (“IRS”), in the manner required by applicable Treasury regulations, that the holder is taking a different position. It is possible that the IRS may take a different position regarding the remoteness of the likelihood of redemptions, in which case, if the position of the IRS were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different than described herein, and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on a disposition of a note.

•	We have not requested a ruling from the IRS on the tax consequences of acquiring, owning or disposing of the notes. As a result, the IRS could disagree with portions of this discussion.

EACH POTENTIAL INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES IN ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisor.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the notes as ordinary income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the notes as ordinary income as it accrues.

Disposition of Notes

On your sale, exchange, redemption or other taxable disposition of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note generally is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year. For an individual, the maximum U.S. federal income tax rate on long term capital gains is currently 20%. The deductibility of capital losses is subject to limitations.

•	If you dispose of the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the date of disposition. That amount is treated as ordinary interest income as described above under “—Interest.”

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest on your notes as well as on proceeds from sale or other disposition of the notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold (currently, at a rate of 28% in respect of all amounts payable to you on the notes (including principal payments and sale proceeds)). If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability or you may be entitled to a refund, provided that you timely furnish the required information to the IRS.

•	All individuals are subject to these requirements. Some holders, including corporations, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder. As stated above, if a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisor.

Withholding Taxes

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, payments of interest on the notes generally will not be subject to U.S. withholding tax if you meet one of the following requirements:

•	You provide a completed IRS Form W-8BEN or W-8BEN-E (or applicable substitute form) to the bank, broker or other intermediary through which you hold your notes. The IRS Form W-8BEN or W-8BEN-E contains your name, address and a statement, certified under penalties of perjury, that you are the beneficial owner of the notes and that you are not a U.S. person.

•	You are entitled to an exemption from U.S. withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must complete IRS Form W-8BEN or W-8BEN-E (or applicable substitute form) and claim this exemption on the form.

•	The interest income on the notes is effectively connected with the conduct of your trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment). To claim this exemption, you must complete IRS Form W-8ECI (or applicable substitute form).

Even if you meet one of the above requirements, interest paid to you will be subject to U.S. withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows that you are not entitled to an exemption from U.S. withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid U.S. withholding taxes on the notes.

•	You own 10% or more of the voting stock of Johnson & Johnson or are a “controlled foreign corporation” related directly or indirectly to Johnson & Johnson through stock ownership. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States and you provide us or the intermediary through which you hold the notes, prior to the payment of interest, with a properly executed IRS Form W-8ECI (or applicable substitute form) as discussed above.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. You should consult your own tax advisor regarding the specific methods for satisfying these requirements.

Disposition of Notes

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” if you sell or otherwise dispose of a note (including in a redemption or a retirement), you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on such disposition unless one of the following applies:

•	The gain is effectively connected with a trade or business that you conduct in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment), in which case you will be subject to U.S. federal income tax in the manner described below under “—U.S. Trade or Business.”

•	You are an individual and you are present in the United States for a period or periods aggregating at least 183 days during the taxable year in which you dispose of the note, and certain other conditions are satisfied, in which case you will be subject to a flat 30% tax on your U.S.-sourced net gain, if any, from your sale or other disposition of capital assets during the taxable year (unless an applicable treaty provides an exemption or a reduced rate).

•	The gain represents accrued interest, in which case the rules for interest, as described above under “—Withholding Taxes,” would apply.

U.S. Trade or Business

If you hold your note in connection with a trade or business that you are conducting in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment):

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to U.S. federal income tax as if you were a U.S. Holder.

•	If you are a corporation for U.S. federal income tax purposes, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax rate is 30%, but may be reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding apply to Non-U.S. Holders as follows:

•	Interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above under “—Withholding Taxes”. The exemption does not apply if the withholding agent or an intermediary knows that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you will generally be reported to the IRS on Form 1042-S.

•

Sale proceeds you receive on a sale or other taxable disposition of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding at the applicable rate may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI to claim an exemption from information reporting and backup withholding. Backup withholding is not an additional tax and any amounts withheld from a payment to you under the backup withholding rules will be allowable as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS. We suggest that you consult your own tax advisor concerning the information reporting and backup withholding rules applicable to your particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, notes if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors or (iii) the foreign entity otherwise is excepted under FATCA.

Different rules than those described above may apply to Non-U.S. Holders resident in jurisdictions that have entered into inter-governmental agreements with the United States.

Pursuant to the delayed effective dates provided for in the final regulations, the required withholding currently applies to interest on the notes and will apply beginning on January 1, 2019, with respect to gross proceeds from a sale or other disposition of notes.

If withholding is required under FATCA on a payment related to notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. EACH POTENTIAL INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO ITS PARTICULAR TAX CONSEQUENCES WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND APPLICABLE TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS OR APPLICABLE TAX TREATIES.

UNDERWRITING

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Pursuant to the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of each series of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 1.950% Notes due 2020	Principal Amount of 2.625% Notes due 2025	Principal Amount of 2.900% Notes due 2028	Principal Amount of 3.400% Notes due 2038	Principal Amount of 3.500% Notes due 2048
Goldman Sachs & Co. LLC	$71,000,000	$106,500,000	$213,000,000	$142,000,000	$106,500,000
J.P. Morgan Securities LLC	71,000,000	106,500,000	213,000,000	142,000,000	106,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	71,000,000	106,500,000	213,000,000	142,000,000	106,500,000
Citigroup Global Markets Inc.	71,000,000	106,500,000	213,000,000	142,000,000	106,500,000
Deutsche Bank Securities Inc	71,000,000	106,500,000	213,000,000	142,000,000	106,500,000
BNP Paribas Securities Corp.	22,000,000	33,000,000	66,000,000	44,000,000	33,000,000
HSBC Securities (USA) Inc	22,000,000	33,000,000	66,000,000	44,000,000	33,000,000
RBS Securities Inc.	22,000,000	33,000,000	66,000,000	44,000,000	33,000,000
The Williams Capital Group, L.P.	22,000,000	33,000,000	66,000,000	44,000,000	33,000,000
ING Financial Markets LLC	9,500,000	14,250,000	28,500,000	19,000,000	14,250,000
MUFG Securities Americas Inc.	9,500,000	14,250,000	28,500,000	19,000,000	14,250,000
RBC Capital Markets, LLC	9,500,000	14,250,000	28,500,000	19,000,000	14,250,000
Santander Investment Securities Inc	9,500,000	14,250,000	28,500,000	19,000,000	14,250,000
UBS Securities LLC	9,500,000	14,250,000	28,500,000	19,000,000	14,250,000
UniCredit Capital Markets LLC	9,500,000	14,250,000	28,500,000	19,000,000	14,250,000

Total	$500,000,000	$750,000,000	$1,500,000,000	$1,000,000,000	$750,000,000

Under the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

Each series of notes represents a new issue of securities with no established trading market. The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market making in any series of notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for any series of notes will develop and be sustained, that you will be able to sell your notes at a particular time or that the prices you receive when you sell your notes will be favorable.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.090% of the principal amount of the 2020 notes, 0.200% of the principal amount of the 2025 notes, 0.250% of the principal amount of the 2028 notes, 0.450% of the principal amount of the 2038 notes and 0.450% of the principal amount of the 2048 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.030% of the principal amount of the 2020 notes, 0.150% of the principal amount of the 2025 notes, 0.200% of the principal amount of the 2028 notes, 0.250% of the principal amount of the 2038 notes and 0.250% of the principal amount of the 2048 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of any of the notes.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Expenses associated with this offering, to be paid by us, are estimated to be $4.3 million.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in advisory, commercial banking and/or investment banking transactions with us and our affiliates. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or financial instruments, including the commercial paper to be repurchased with the proceeds of the offering of the notes. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In connection with the issuance of the notes, we may also enter into certain hedging transactions, including with respect to interest rates.

NOTICE TO INVESTORS

The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Relevant Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of these provisions above, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”), and the notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended January 1, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Actelion Ltd as of and for the year ended December 31, 2016 incorporated in this prospectus supplement by reference to our Current Report on Form 8-K/A dated August 29, 2017 have been so incorporated in reliance upon the report of Ernst & Young AG, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the debt securities will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. James J. Bergin, an Assistant General Counsel of Johnson & Johnson, has advised as to certain matters of New York and New Jersey law. Cravath, Swaine & Moore LLP, New York, New York, is counsel to the underwriters in connection with this offering. James J. Bergin is paid a salary by us, participates in various employee benefit plans offered to our employees generally, and owns and has options to purchase shares of our Common Stock. Cravath, Swaine & Moore LLP has in the past performed, and continues to perform, legal services for us.

PROSPECTUS

DEBT SECURITIES

Johnson & Johnson may from time to time offer its debt securities in one or more offerings. The terms of the debt securities will be described in an accompanying prospectus supplement, together with other terms and matters related to the offering.

The debt securities may be sold directly or through agents, underwriters or dealers.

Investing in our debt securities involves risks. Please see “Risk Factors” on page 1 of this prospectus. In addition, please review any additional risk factors in the accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2017.

ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus or the accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we issue debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, change or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under “Where You Can Find More Information.”

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things: discussions of future operations; expected operating results and financial performance; impact of planned acquisitions and dispositions; the Company’s strategy for growth; product development; regulatory approvals; market position and expenditures.

Because forward-looking statements are based on current beliefs, expectations and assumptions regarding future events, they are subject to uncertainties, risks and changes that are difficult to predict and many of which are outside of the Company’s control. Investors should realize that if underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, the Company’s actual results and financial condition could vary materially from expectations and projections expressed or implied in its forward-looking statements. Investors are therefore cautioned not to rely on these forward-looking statements. Risks and uncertainties include, but are not limited to:

Risks Related to Product Development, Market Success and Competition

•	Challenges and uncertainties inherent in innovation and development of new and improved products and technologies on which the Company’s continued growth and success depend, including uncertainty of clinical outcomes, obtaining regulatory approvals, health plan coverage and customer access, and initial and continued commercial success;

•	Challenges to the Company’s ability to obtain and protect adequate patent and other intellectual property rights for new and existing products and technologies in the U.S. and other important markets;

•	The impact of patent expirations, typically followed by the introduction of competing biosimilars and generics and resulting revenue and market share losses;

•	Increasingly aggressive and frequent challenges to the Company’s patents by competitors and others seeking to launch competing generic, biosimilar or other products, potentially resulting in loss of market exclusivity and rapid decline in sales for the relevant product;

•	Competition in research and development of new and improved products, processes and technologies, which can result in product and process obsolescence;

•	Competition to reach agreement with third parties for collaboration, licensing, development and marketing agreements for products and technologies;

•	Competition on the basis of cost-effectiveness, product performance, technological advances and patents attained by competitors;

•	Allegations that the Company’s products infringe the patents and other intellectual property rights of third parties, which could adversely affect the Company’s ability to sell the products in question and require the payment of money damages and future royalties;

Risks Related to Product Liability, Litigation and Regulatory Activity

•	Product efficacy or safety concerns, whether or not based on scientific evidence, potentially resulting in product withdrawals, recalls, regulatory action on the part of the U.S. Food and Drug Administration (or international counterparts), declining sales and reputational damage;

•	Impact of significant litigation or government action adverse to the Company, including product liability claims;

•	Increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions, which carry the risk of significant civil and criminal penalties, including, but not limited to, debarment from government business;

•	Failure to meet compliance obligations in the McNEIL-PPC, Inc. Consent Decree or the Corporate Integrity Agreements of the Johnson & Johnson Pharmaceutical Affiliates, or any other compliance agreements with governments or government agencies, which could result in significant sanctions;

•	Potential changes to applicable laws and regulations affecting U.S. and international operations, including relating to: approval of new products; licensing and patent rights; sales and promotion of health care products; access to, and reimbursement and pricing for, health care products and services; environmental protection and sourcing of raw materials;

•	Changes in tax laws and regulations, increasing audit scrutiny by tax authorities around the world and exposures to additional tax liabilities potentially in excess of reserves;

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board and the Securities and Exchange Commission;

Risks Related to the Company’s Strategic Initiatives and Health Care Market Trends

•	Pricing pressures resulting from trends toward health care cost containment, including the continued consolidation among health care providers, trends toward managed care and the shift toward governments increasingly becoming the primary payers of health care expenses;

•	Restricted spending patterns of individual, institutional and governmental purchasers of health care products and services due to economic hardship and budgetary constraints;

•	Challenges to the Company’s ability to realize its strategy for growth including through externally sourced innovations, such as development collaborations, strategic acquisitions, licensing and marketing agreements, and the potential heightened costs of any such external arrangements due to competitive pressures;

•	The potential that the expected strategic benefits and opportunities from any planned or completed acquisition or divestiture by the Company, including the planned acquisition of Actelion Ltd., may not be realized or may take longer to realize than expected;

•	The potential that the expected benefits and opportunities related to the planned restructuring actions in the Medical Device segment may not be realized or may take longer to realize than expected, including due to any required consultation procedures relating to restructuring of workforce;

•	Market conditions and the possibility that the Company’s share repurchase program may be delayed, suspended or discontinued;

Risks Related to Economic Conditions, Financial Markets and Operating Internationally

•	Impact of inflation and fluctuations in interest rates and currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	Potential changes in export/import and trade laws, regulations and policies of the U.S., U.K. and other countries, including any increased trade restrictions and potential drug reimportation legislation;

•	The impact on international operations from financial instability in international economies, sovereign risk, possible imposition of governmental controls and restrictive economic policies, and unstable international governments and legal systems;

•

Changes to global climate, extreme weather and natural disasters that could affect demand for the Company’s products and services, cause disruptions in manufacturing and distribution networks, alter the availability of goods and services within the supply chain, and affect the overall design and integrity of the Company’s products and operations; and

•	The impact of armed conflicts and terrorist attacks in the U.S. and other parts of the world including social and economic disruptions and instability of financial and other markets.

Risks Related to Supply Chain and Operations

•	Difficulties and delays in manufacturing, internally or within the supply chain, that may lead to voluntary or involuntary business interruptions or shutdowns, product shortages, withdrawals or suspensions of products from the market, and potential regulatory action;

•	Interruptions and breaches of the Company’s information technology systems, and those of the Company’s vendors, could result in reputational, competitive, operational or other business harm as well as financial costs and regulatory action; and

•	Reliance on global supply chains and production and distribution processes that are complex and subject to increasing regulatory requirements that may adversely affect sourcing and pricing of materials used in the Company’s products.

Investors also should carefully read the Risk Factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 for a description of certain risks that could, among other things, cause the our actual results to differ materially from those expressed in our forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider the risks described above and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 to be a complete statement of all potential risks and uncertainties. We do not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual report on Form 10-K for the fiscal year ended January 1, 2017;

•	Current report on Form 8-K filed on February 1, 2017; and

•	All information in our proxy statement filed on March 16, 2016, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended January 3, 2016.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary’s Office

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

(732) 524-2455

JOHNSON & JOHNSON

We have approximately 126,400 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, which has more than 230 operating companies conducting business in virtually all countries of the world. Our primary focus has been on products related to human health and well-being.

Johnson & Johnson was incorporated in the State of New Jersey in 1887. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

All references herein to “Johnson & Johnson”, “we”, “us”, or “the Company” include Johnson & Johnson and its subsidiaries, unless the context otherwise requires.

RISK FACTORS

Before purchasing the debt securities, you should consider carefully the information under the headings “Risk Factors” in our annual report on Form 10-K, as amended, for the year ended January 1, 2017, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider the other information included in this prospectus, the accompanying prospectus supplement and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, the net proceeds to be received by us from sales of the debt securities will be used for general corporate purposes, including working capital, capital expenditures, stock repurchase programs, repayment and refinancing of borrowings and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes on income and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt discount and an appropriate interest factor on operating leases.

	Fiscal Year Ended,
	January 1, 2017	January 3, 2016	December 28, 2014	December 29, 2013	December 30, 2012
Ratio of earnings to fixed charges	22.00	26.16	27.83	22.70	18.69

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under the Indenture dated as of September 15, 1987, between Johnson & Johnson and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of September 1, 1990. The indenture is filed as an exhibit to the registration statement. Certain provisions of the indenture are referred to and summarized below. You should read the complete indenture for provisions that may be important to you.

General

An unlimited aggregate principal amount of debt securities can be issued under the indenture (Section 2.01).

Debt securities will be offered to the public on terms determined by market conditions at the time of sale. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The debt securities will be our unsecured obligations issued in fully registered form without coupons or in bearer form with coupons (Recital and Sections 2.01 and 9.01). If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Refer to the prospectus supplement for the following terms to the extent they are applicable to the debt securities:

(a)	designation, aggregate principal amount and denomination;

(b)	date of maturity;

(c)	currency or currencies for which debt securities may be purchased and currency or currencies in which principal and interest may be payable;

(d)	if the currency for which debt securities may be purchased or in which principal and interest may be payable is at the purchaser’s election, the manner in which an election may be made;

(e)	interest rate;

(f)	the times at which interest will be payable;

(g)	redemption date and redemption price;

(h)	federal income tax consequences;

(i)	whether debt securities are to be issued in book-entry form and, if so, the identity of the depository and information with respect to book-entry procedures; and

(j)	other terms of the debt securities.

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will accrue interest from the date on which it is originally issued or from the most recent interest payment date for which interest has been paid or provided for. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described in such prospectus supplement.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If a series of debt securities will bear interest at a floating rate of interest, the debt securities of such series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement and as otherwise set forth below.

Each floating rate debt security will have an interest rate basis or formula. Unless otherwise specified in the applicable prospectus supplement, we will base that formula on the London Interbank Offered Rate, or LIBOR, for the LIBOR Currency. The “LIBOR Currency” means the currency specified in the applicable prospectus supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable prospectus supplement, U.S. dollars. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period. Unless otherwise specified in the applicable prospectus supplement, interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The applicable prospectus supplement will identify the calculation agent for each series of floating rate debt securities, which will compute the interest accruing on the debt securities. The calculation agent will reset the rate of interest on each series of floating rate debt securities as set forth in the applicable prospectus supplement. If any interest reset date would otherwise be a day that is not a business day and a London business day, the interest reset date will be postponed to the next day that is both a business day and a London business day, except that, if that day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding day that is both a business day and a London business day.

If an interest payment date, other than the maturity date, for a series of floating rate debt securities falls on a day that is not a business day and a London business day, then such interest payment date will be postponed to the next day that is both a business day and a London business day, except that, if the next such date falls in the next succeeding calendar month, then, unless it relates to interest payable at maturity, the interest payment date will be the immediately preceding day that is both a business day and a London business day. If the maturity date of a series of floating rate debt securities falls on a day that is not a business day and a London business day, then the related payment of principal and interest will be made on the next day that is both a business day and a London business day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the maturity date.

The term “London business day” means any day on which dealings in deposits in the LIBOR Currency are transacted in the London interbank market.

The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

If the debt securities bear interest at a floating rate based on LIBOR, the calculation agent will determine LIBOR according to the following provisions. For each interest determination date, LIBOR will be:

(a) the offered quotation to leading banks in the London interbank market for deposits in the LIBOR Currency having the Index Maturity, as defined by:

•	the Intercontinental Exchange Benchmark Administration Ltd., or ICE;

•	its successor in such capacity; or

•	such other entity assuming the responsibility of ICE (or its successor in such capacity) in calculating the London interbank offered rates for deposits in the LIBOR Currency in the event ICE (or its successor in such capacity) no longer does so, and calculated by their appointed calculation agent and published, as such rate appears:

•	on the Reuters Monitor Money Rates Service, or Reuters, page LIBOR01 (or a successor page on such service); or

•	if Reuters page LIBOR01 (or a successor page on such service) is not available on such date, on Bloomberg L.P., or Bloomberg, page BBAM (or a successor page on such service); or

•	if such rate is not available on either Reuters page LIBOR01 (or a successor page on such service) or Bloomberg page BBAM (or a successor page on such service), on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such interest determination date;

(b) if no such rate is so published, then the rate for such interest determination date shall be the arithmetic mean of the rates for deposits of the LIBOR Currency for the Index Maturity quoted by four major reference banks selected and identified by us (after consultation with the calculation agent) to the calculation agent as of 11:00 a.m., London time, on such interest determination date, it being understood that at least two such quotes must have been so provided to the calculation agent; or

(c) if the LIBOR cannot be determined on such interest determination date using the foregoing methods, then the LIBOR for the relevant interest period shall be the LIBOR as determined using the foregoing methods for the first day before such interest determination date on which LIBOR can be so determined.

“Index Maturity” means the period to maturity of the debt securities with respect to which the related interest rate basis or formula will be calculated. For example, the Index Maturity may be one month, three months, six months or one year.

Upon request from any holder of floating rate debt securities, the calculation agent will provide the interest rate in effect for such floating rate debt securities for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any calculation of the interest rate on the floating rate debt securities will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the floating rate debt securities will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the floating rate debt securities by the calculation agent will (in the absence of manifest error) be final and binding on the holders, the Trustee and us.

The floating rate debt securities may have a maximum or minimum rate limitation. In no event, however, will the rate of interest on the debt securities be higher than the maximum rate of interest permitted by New York law as that law may be modified by U.S. laws of general application. Additionally, the interest rate on the floating rate debt securities will in no event be lower than zero.

Certain Covenants

We will generally covenant not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of Johnson & Johnson, any subsidiary or any other person, or permit any subsidiary to do so, without securing the debt securities of any series having the benefit of the covenant by the same lien equally and ratably with the secured debt for so long as that debt shall be so secured. This covenant is subject to certain exceptions specified in the indenture. Exceptions include:

(a)	existing liens or liens on facilities of corporations at the time they become subsidiaries;

(b)	liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c)	certain liens in favor of or required by contracts with governmental entities;

(d)	liens securing debt of a subsidiary owed to Johnson & Johnson or another subsidiary;

(e)	extensions, renewals or replacements in whole or part of any lien referred to in clauses (a) through (d); and

(f)	liens otherwise prohibited by this covenant, securing indebtedness that, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by this covenant and the value of certain sale and leaseback transactions, does not exceed 10% of our consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets) (Section 4.04).

We will also generally covenant not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless:

(a)	we would be entitled under the provisions described above to incur debt equal to the value of the sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities, or

(b)	we, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property (Section 4.04).

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico (accounting for less than 10% of our manufacturing facilities worldwide) are excluded from the operation of the covenants.

The indenture defines Restricted Property as:

(a)	any manufacturing facility (or portion thereof) owned or leased by Johnson & Johnson or any subsidiary and located within the continental United States that, in the opinion of our Board of Directors, is of material importance to the business of Johnson & Johnson and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Johnson & Johnson’s consolidated net tangible assets, or

(b)	any shares of capital stock or indebtedness of any subsidiary owning a manufacturing facility described in (a) (Section 4.04).

There are currently no liens prohibited by the covenants described above on, or any sale and leaseback transactions prohibited by such covenants covering, any property that would qualify as Restricted Property. As a result, we do not keep records identifying which of our properties, if any, would qualify as Restricted Property. We will amend this prospectus to disclose, or disclose in a prospectus supplement, the existence of any lien on or any sale and leaseback transaction covering any Restricted Property, that would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in the covenants.

The indenture contains no other restrictive covenants, including those that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving Johnson & Johnson or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Amendment and Waiver

Other than amendments not adverse to holders of the debt securities, amendments of the indenture or the debt securities may be made with the consent of the holders of a majority in principal amount of the debt securities affected (acting as one class). Waivers of compliance with any provision of the indenture or the debt securities with respect to any series of debt securities may be made only with the consent of the holders of a majority in principal amount of the debt securities of that series. The consent of all holders of affected debt securities will be required to:

(a)	make any debt security payable in a currency not specified or described in the debt security;

(b)	change the stated maturity of any debt security;

(c)	reduce the principal amount of any debt security;

(d)	reduce the rate or change the time of payment of interest on any debt security;

(e)	reduce the amount of debt securities whose holders must consent to an amendment or waiver; or

(f)	impair the right to institute suit for the payment of principal of any debt security or interest on any debt security (Section 9.02).

The holders of a majority in aggregate principal amount of debt securities affected may waive any past default under the indenture and its consequences, except a default (1) in the payment of the principal of or interest on any debt securities, or (2) in respect of a provision that cannot be waived or amended without the consent of all holders of debt securities affected (Sections 6.04 and 9.02).

Events of Default

Events of Default with respect to any series of debt securities under the indenture will include:

(a)	default in payment of any principal of that series;

(b)	default in the payment of any installment of interest on such series and continuance of that default for a period of 30 days;

(c)	default in the performance of any other covenant in the indenture or in the debt securities and continuance of the default for a period of 90 days after we receive notice of the default from the Trustee or the holders of at least 25% in principal amount of debt securities of the series; or

(d)	certain events of bankruptcy, insolvency or reorganization in respect of Johnson & Johnson (Section 6.01).

The Trustee may withhold notice to the holders of a series of debt securities of any default (except in the payment of principal of or interest on the series of debt securities) if it considers withholding of notice to be in the interest of holders of the debt securities (Section 7.05). Not all Events of Default with respect to a particular series of debt securities issued under the indenture necessarily constitute Events of Default with respect to any other series of debt securities.

On the occurrence of an Event of Default with respect to a series of debt securities, the Trustee or the holders of at least 25% in principal amount of debt securities of that series then outstanding may declare the principal (or, in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 6.02).

Within 120 days after the end of each fiscal year, an officer of Johnson & Johnson must inform the Trustee whether he or she knows of any default, describing any default and the status thereof (Section 4.03). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the direction of any holders of debt securities unless the Trustee shall have received a satisfactory indemnity (Section 7.01).

Defeasance of the Indenture and Debt Securities

The indenture provides that Johnson & Johnson at its option:

(a)	will be discharged from all obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or destroyed debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b)	need not comply with certain restrictive covenants of the indenture (including those described under “Certain Covenants”), in each case if we irrevocably deposit in trust with the Trustee money or eligible government obligations that through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory redemption payments) and interest on the debt securities of such series on the dates payments are due in accordance with the terms of such debt securities; provided no default or event of default with respect to such debt securities has occurred and is continuing on the date of such deposit.

Eligible government obligations are those backed by the full faith and credit of the government that issues the currency or foreign currency unit in which the debt securities are denominated. To exercise either option, we are required to deliver to the Trustee an opinion of nationally recognized independent tax counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 8.01).

Global Securities

The debt securities of a series may be issued in the form of a global security that is deposited with and registered in the name of the depositary (or a nominee of the depositary) specified in the accompanying prospectus supplement. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided in the indenture, owners of beneficial interests in debt securities represented by a global security will not:

(a)	be entitled to have debt securities registered in their names;

(b)	receive or be entitled to receive physical delivery of certificates representing debt securities in definitive form;

(c)	be considered the owners or holders of debt securities under the indenture; or

(d)	have any rights under the indenture with respect to the global security (Sections 2.06A and 2.13).

Unless and until it is exchanged in whole or in part for individual certificates evidencing the debt securities that it represents, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. We, in our sole discretion, may at any time determine that any series of debt securities issued or issuable in the form of a global security shall no longer be represented by a global security and the global security shall be exchanged for securities in definitive form pursuant to the indenture (Section 2.06A).

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the global security to the accounts of participants. Ownership of interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants in the depositary), or by participants in the depositary or persons that may hold interests through such participants (with respect to persons other than participants in the depositary). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

PLAN OF DISTRIBUTION

We may sell the debt securities:

(a)	directly to purchasers;

(b)	through agents;

(c)	to dealers, as principals; and

(d)	through underwriters.

Offers to purchase debt securities may be solicited directly by us or by agents we designate from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Agents will generally be acting on a best efforts basis.

If a dealer is utilized in the sale of the debt securities, we will sell debt securities to the dealer, as principal. The dealer may then resell debt securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter or underwriters are utilized in the sale of the debt securities, we will enter into an underwriting agreement with the underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities.

Agents, dealers or underwriters may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 1, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoppers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the debt securities will be passed upon for us by Thomas J. Spellman III, the Assistant General Counsel and Corporate Secretary of Johnson & Johnson and by Covington & Burling LLP, New York, New York. Mr. Spellman is paid a salary by us, participates in various employee benefit plans offered to our employees generally, and owns and has options to purchase a number of shares that is less than 1% of our common stock.